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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities and Exchange Act of 1934

July 18, 2002
Date of Report (Date of Earliest Event Reported)

HNC SOFTWARE INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26146	33-0248788
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5935 Cornerstone Court West
San Diego, CA 92121
(Address of principal executive offices)

(858) 799-8000
(Registrant's telephone number, including area code)

Item 5: Other Events

        On July 18, 2002, HNC Software Inc. ("HNC") issued a press release (a copy of which is attached as Exhibit 99.1 hereto) announcing the proposed settlement of a lawsuit, Tidwell v. Mutch, Simpson et al. The suit was originally filed on April 30, 2002 in the Superior Court of the State of California for the County of San Diego against HNC's directors in connection with HNC's entering into an Agreement and Plan of Merger (the "Merger Agreement") with Fair, Isaac and Company, Incorporated ("Fair, Isaac") that contemplates the merger of HNC with a Fair, Isaac subsidiary (the "merger"). The merger is further described in the joint proxy statement/prospectus of HNC and Fair, Isaac dated June 17, 2002, which has been distributed to HNC's and Fair, Isaac's stockholders to seek their approval of the merger ("joint proxy statement"). A memorandum of understanding setting forth the terms of the settlement of the suit was entered into with counsel to the plaintiffs in the suit on July 18, 2002. The settlement of the suit remains subject to court approval. If the court approves the settlement contemplated by the memorandum of understanding, the suit will be dismissed. However, there can be no assurance that the court will approve the proposed settlement or that any ultimate settlement will be under the same terms as those contemplated by the memorandum of understanding.

        Pursuant to the memorandum of understanding, (i) Fair, Isaac has agreed to waive its rights to the termination fee payable under the circumstances set forth in Section 8.5(b) of the Merger Agreement to the extent such fee would exceed $20 million, (ii) Fair, Isaac has agreed to waive its rights to the termination fee to which it would be entitled under Section 8.5(b) if the Merger Agreement is terminated by Fair, Isaac under the circumstances described therein and HNC enters into an agreement providing for the acquisition of HNC by another person later than nine months following termination or consummates the transaction more than 15 months following termination and (iii) HNC agreed to provide the following information and disclosures in this current report:

        In connection with HNC's preliminary merger discussions with Fair, Isaac, representatives of Fair, Isaac suggested several tentative proposed exchange ratios during the negotiation of the merger, all of which were less favorable to HNC stockholders than the final exchange ratio agreed to by the parties. Prior to entering into its merger agreement with Fair, Isaac, HNC also conducted business combination discussions with two separate New York Stock Exchange-listed companies identified as "Company A" and "Company B" in the joint proxy statement. As part of its earlier discussions with Company A, HNC had indicated to Company A that certain prices for HNC stock would likely not be deemed adequate by HNC's board. The management of Company A proposed prices for an acquisition of HNC, subject to the completion of negotiations, but never proposed a price that had been approved by Company A's board of directors. Company A's board of directors ultimately did not authorize Company A to make an offer for a business combination with HNC. Company B did not engage in discussions with HNC regarding a proposed price or exchange ratio.

        The joint proxy statement states that, at an HNC board meeting held on April 9, 2002, the Finance Committee of HNC's board advised the other HNC directors that Fair, Isaac might withdraw from negotiations if HNC did not satisfy Fair, Isaac's desire to conclude the due diligence process and reach an agreement promptly. This comment reflected the fact that Fair, Isaac had proceeded with its due diligence investigation of HNC more quickly than other potential strategic partners and that Fair, Isaac had indicated that it was unwilling to continue to make the considerable efforts necessary to reach an agreement if HNC was not similarly motivated. As indicated in the joint proxy statement, on April 12, 2002, HNC's board nevertheless decided to delay negotiations with Fair, Isaac to give HNC more time to receive and evaluate any competing acquisition proposals.

        In estimating the present value of the stand-alone, unlevered after-tax free cash flows that HNC could generate over calendar years 2002 through 2007, Credit Suisse First Boston assumed revenue growth decreasing from 16% in calendar year 2003 to 10% in calendar year 2007, operating margins increasing from 13% in calendar year 2003 to 17% in calendar year 2007, and a constant tax rate of

37.5%. A terminal value was computed at the end of calendar year 2006 based on a multiple of forward (calendar year 2007) unlevered net income ranging from 15 to 25, based on lower earnings growth trajectory in out years).

        Pursuant to the terms of the merger agreement between HNC and Fair, Isaac, Fair, Isaac has agreed, effective upon completion of the merger, to add two new directors to its board of directors who are either members of HNC's board of directors or other individuals designated by Fair, Isaac who are reasonably acceptable to HNC. Fair, Isaac has advised HNC that it expects to name two current HNC directors to the Fair, Isaac board and Fair, Isaac's nominating committee plans to interview potential candidates and make a recommendation to the Fair, Isaac board in the near future. John Mutch will not join the combined company as either a director or officer following the merger.

        As disclosed in the joint proxy statement, if the merger occurs, certain executive officers of HNC will become entitled to receive full acceleration of the vesting of all their outstanding unvested HNC stock options. Also, if the merger occurs all then outstanding unvested HNC stock options held by HNC's outside directors under HNC's 1995 Directors Stock Option Plan will accelerate and vest in full. The nature and extent of these option accelerations are described in the joint proxy statement in the section entitled "Interests of Certain Persons in the Merger". Set forth below are two tables that provide additional detail about the estimated value of the accelerated and already vested options based on assumptions set forth in the following table or in the footnotes to the table.

Estimated Value of Stock Options to HNC Executive Officers if the Merger Occurs

        The following table summarizes the estimated value of certain benefits that will accrue to certain of HNC's executive officers, based on the assumptions and estimates explained in the footnotes following this table:

	Column 1	Column 2
Officer	Estimated Value of Accelerated Options(1)	Estimated Value of Already Vested Options(2)
John Mutch (Chief Executive Officer)	$847,877	$806,036
Mary Burnside (Chief Operating Officer)	$166,080	$83,040
Michael Chiappetta (Executive Vice President, Analytics)	$168,891	$217,100
Charles Nicholls (Executive Vice President, Software Products)	$139,092	$34,773
Kenneth J. Saunders (Chief Financial Officer)	$245,306	$74,634

(1)
The value of each officer's accelerated stock options as set forth in Column 1 of the above table is an estimate only and was computed based on the following assumptions: (a) that the option holdings of each executive officer as of July 9, 2002 is the same as each such executive officer's option holdings on the day the merger occurs, (b) that the fair market value per share of Fair, Isaac common stock on the date the merger occurs is $32.00 per share (this price was the closing price of Fair, Isaac common stock on July 12, 2002). Assuming the merger had closed on July 9, 2002, the number of unvested stock options for each executive officer that would accelerate and become vested would be as follows: John Mutch—434,462 accelerated options; Mary Burnside 139,585 accelerated options; Michael Chiappetta—53,414 accelerated options; Charles Nicholls—80,000 accelerated options; and Kenneth J. Saunders—142,198 accelerated options. For purposes of this table, the value of each accelerated option is assumed to be equal to the dollar amount obtained by multiplying: (i) the number of HNC shares that become exercisable as a result of acceleration of the vesting of the option multiplied by 0.519 (the exchange ratio at which outstanding HNC options are to be converted into Fair, Isaac options under the merger agreement) by (ii) the amount (if positive) equal to the difference between (a) $32.00 (the closing market price of Fair, Isaac common stock on July 12, 2002, which for purposes of this table is assumed to be the fair market value of Fair, Isaac common stock on the date the merger is completed) and (b) the exercise price per HNC share of the accelerated HNC option divided by 0.519. Thus, under these assumptions, the value of the accelerated portion of an HNC option under which the right to purchase 10,000 HNC shares at an exercise price of $14.00 per HNC share accelerated, would be deemed to have a value of $26,105 (this is (10,000 × 0.519) × ($32.00-$14.00/0.519). The total value of each officer's accelerated options as set forth in the above table is the sum of the "value" (computed as described above) of each accelerated option held by that officer.

(2)
The value of each officer's currently vested options is an estimate only and, for purposes of this table, has been assumed to be the product obtained by multiplying (i) the number of HNC shares subject to the officer's HNC options that would be vested (regardless of acceleration) on July 9, 2002 multiplied by 0.519 by (ii) the amount (if positive) equal to the difference between (a) $32.00 (the closing market price of Fair, Isaac common stock on July 12, 2002, which for purposes of this table is assumed to be the fair market value of Fair, Isaac common stock on the date the merger is completed) and (b) the exercise price per HNC share of the vested HNC option divided by 0.519.

Estimated Value of Stock Options to HNC Outside Directors if the Merger Occurs

        The following table summarizes the estimated value of HNC stock options held by outside HNC directors that will accelerate upon the completion of the proposed merger, based on the assumptions and estimates explained in the footnote following this table:

	Column 1	Column 2
Director	Estimated Value of Accelerated Options(1)	Estimated Value of Already Vested Options(2)
Edward K. Chandler	$28,456	$81,757
David Y. Chen	$84,067	$84,084
Thomas F. Farb	$28,456	$81,757
Alex W. Hart	$21,830	$99,573
Louis A. Simpson	-0-	-0-

(1)
The value of each outside director's accelerated stock options as set forth in the above table is an estimate only and was computed based in the same manner and with the same assumptions as described in note (1) to the above table (regarding computation of the value of accelerated stock options of HNC executive officers). The value was based on an assumption that the merger is completed (and the options accelerate as of) July 9, 2002, in which case the number of accelerated stock options for each outside HNC director would be as follows: Edward K. Chandler—11,656 options; David Y. Chen—16,874 options; Thomas F. Farb—11,656 options; Alex W. Hart—25,781 options; and Louis A. Simpson—30,000 options.

(2)
The value of each outside director's already vested HNC stock options as set forth in the above table is an estimate only and was computed based in the same manner and with the same assumptions as described in note (2) to the above table (regarding computation of the value of already vested stock options of HNC officers).

        This Current report is intended to be incorporated by reference into the joint proxy statement as provided in the section of the joint proxy statement entitled "Where You Can Find More Information" and as permitted under Item 11 of Form S-4.

Item 7(c):    Exhibits

        See Exhibit Index attached hereto.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HNC SOFTWARE INC.
Date: July 18, 2002	By:	/s/ KENNETH J. SAUNDERS
Name: Kenneth J. Saunders Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description
99.1	Press release announcing settlement of stockholder lawsuit

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Item 5: Other Events
Estimated Value of Stock Options to HNC Executive Officers if the Merger Occurs
Estimated Value of Stock Options to HNC Outside Directors if the Merger Occurs
Item 7(c): Exhibits
SIGNATURES
EXHIBIT INDEX